Exhibit 99.1       Press Release Dated December 21, 2006

ZUNICOM Announces Sale of Universal Power Group Stock

Carrollton, Texas, December 21, 2006 – Zunicom, Inc. (OTCBB: ZNCM.OB), announced today that, in connection with the initial public offering by its subsidiary Universal Power Group, Inc., it has sold 1 million shares of UPG’s common stock at a price of $7.00 per share, resulting in $7 million of gross and approximately $6.4 million of net proceeds.  In the offering, UPG sold 2 million of its shares.  UPG is a leading distributor of batteries and other portable power supply products and accessories and a leader provider of supply chain management services.  Zunicom has retained 2 million UPG shares.  Zunicom also owns 100% of AlphaNet Hospitality Systems, Inc., a leading provider of business communications services to the hospitality market.

The common stock offering may be made only by means of a prospectus, copies of which may be obtained by contacting Ladenburg Thalmann & Co. Inc., 153 East 53rd Street, New York, NY 10022, or Wunderlich Securities, Inc., 6000 Polar Ave., Ste. 150, Memphis, TN 38119.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 20, 2006.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described in the registration statement, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing description is qualified in its entirety by reference to the registration statement, as amended, relating to the offering, a copy of which is available on the SEC web site at www.sec.gov.

About Zunicom, Inc.

Zunicom, Inc. (www.zunicom.com) through its wholly owned subsidiary, AlphaNet Hospitality Systems, Inc. (www.alphanet.net), provides business communication services to the hospitality industry.

Forward Looking Statement Disclaimer

This release contains a number of forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements.  In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.